U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Braun, Raymond M.
   1245 Borders
   Palatine, IL USA 60067
2. Issuer Name and Ticker or Trading Symbol
   Great Lakes REIT GL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   03/31/99
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chief Investment Officer

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common stock               |3/16/9|M   | |8600              |A  |12.00      |67838              |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common stock               |3/16/9|M   | |5500              |A  |12.25      |67838              |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common stock               |3/16/9|M   | |2100              |A  |13.50      |67838              |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common stock               |3/16/9|M   | |2800              |A  |12.00      |67838              |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common stock               |3/16/9|M   | |10667             |A  |13.00      |67838              |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
1995 Operating stock  |12.00   |3/16/|M   | |           |860| [1] |12/31|Common stock|8600   |12.00  |0           |D  |            |
options (right to buy)|        |99   |    | |           |0  |     |/05  |            |       |       |            |   |            |
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1994 Offering stock   |12.25   |3/16/|M   | |           |550| [2] |6/30/|Common stock|5500   |12.25  |0           |D  |            |
options (right to buy)|        |99   |    | |           |0  |     |00   |            |       |       |            |   |            |
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1996 Offering stock   |13.50   |3/16/|M   | |           |210| [3] |12/31|Common stock|2100   |13.50  |0           |D  |            |
options (right to buy)|        |99   |    | |           |0  |     |/00  |            |       |       |            |   |            |
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1996 Operating stock  |12.00   |3/16/|M   | |           |280| [4] |4/30/|Common stock|2800   |12.00  |0           |D  |            |
options (right to buy)|        |99   |    | |           |0  |     |06   |            |       |       |            |   |            |
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1996 ISO stock options|13.00   |3/16/|M   | |           |106| [5] |12/31|Common stock|10667  |13.00  |5333        |D  |            |
(right to buy)        |        |99   |    | |           |67 |     |/06  |            |       |       |            |   |            |
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Feb 1997 stock options|        |     |    | |           |   |     |     |Common stock|       |       |135000      |D  |            |
(right to buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Dec 1997 stock options|        |     |    | |           |   |     |     |Common stock|       |       |14000       |D  |            |
(right to buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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1998 Operating stock  |        |     |    | |           |   |     |     |Common stock|       |       |19450       |D  |            |
options (right to buy)|        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Exercisable upon issuance
2. Exercisable upon issuance
3. Exercisable upon issuance
4. Exercisable upon issuance
5. Options to purchase 16,000 shares were granted to Mr. Braun on 9/24/96 and vest as follows: one-third on 9/24/97; one-third on 9/24/98; and one-third on 9/ 24/99.

/s/ Raymond M. Braun
SIGNATURE OF REPORTING PERSON
/Signature/
Raymond M. Braun
DATE
3/18/99